EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

As independent public accountants, we consent to the incorporation by reference in Registration Statement on Form S-8 (No. 333-2868) pertaining to the Mobile Mini, Inc. 401(k) Profit Sharing Plan and Trust of our report dated June 18, 2004, with respect to the financial statements and supplemental schedules of Mobile Mini, Inc. 401(k) Profit Sharing Plan and Trust included in this Form 11-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission. It should be noted that we have not audited any financial statements of the Plan subsequent to December 31, 2003.

/s/ Mayer Hoffman McCann P.C.

Phoenix, Arizona

June 22, 2004

14